                                                                   EXHIBIT 10.11


                                   SALES AGREEMENT


    THIS SALES AGREEMENT (the "Agreement") is made and entered into as of the 27th day of November, 1996, between VISTA MEDICAL TECHNOLOGIES, INC. ("Vista"), a Delaware corporation, and MEDTRONIC, INC. (as defined below, "Medtronic"), a Minnesota corporation.


                                     WITNESSETH:

    WHEREAS, Vista is developing visualization and related information systems for use in, among other areas, cardiothoracic surgical procedures; and

    WHEREAS, Vista and Medtronic Asset Management, Inc., a wholly-owned subsidiary of Medtronic ("MAMI") have entered into a Series C Preferred Stock Purchase Agreement of even date herewith (the "Investment Agreement") pursuant to which MAMI is purchasing Series C Preferred Stock of Vista; and

    WHEREAS, MAMI is becoming a party to the Amended and Restated Investor Rights Agreement of even date herewith (the "Investors' Rights Agreement") pursuant to which MAMI will receive certain registration and other rights; and

    WHEREAS, Vista and Medtronic are also entering into a Supplemental Rights Agreement of even date herewith (the "Supplemental Rights Agreement") pursuant to which Medtronic will receive certain additional rights; and

    WHEREAS, it is a condition to MAMI's willingness to purchase such Vista Series C Preferred Stock that the parties enter into this Agreement.

    NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties mutually agree as follows:

                                      ARTICLE 1
                                     DEFINITIONS

    1.1) SPECIFIC DEFINITIONS. As used in this Agreement, the following terms have the meanings set forth or referenced below:


                                         -1-

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"AFFILIATE" of a specified person (natural or juridical) means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. "Control" shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

"CHANGE OF CONTROL" of Vista shall have the meaning set forth in the Supplemental Rights Agreement.

"CONFIDENTIAL INFORMATION" means know-how, trade secrets, and other unpublished or proprietary information disclosed (whether before or during the term of this Agreement) by one of the parties (the "disclosing party") to the other party (the "receiving party") or generated under this Agreement, excluding information which:

    (a) is now or comes to be in the public domain through no fault of the receiving party;

    (b) is released without restriction to the receiving party by the disclosing party in writing;

    (c)  is lawfully obtained by the receiving party from third parties;

    (d) can be demonstrated by competent proof to have been known or hereafter developed by the receiving party independently of any disclosure of "Confidential Information by the disclosing party;

    (e) has been in the possession of the receiving party, as a result of disclosure under this Agreement, for a period of five (5) years; or

    (f) is required by law to be disclosed; provided that the receiving party has given the disclosing party prompt written notice of such disclosure requirement and has cooperated with the disclosing party so that the disclosing party may seek a protective order or other appropriate remedy to avoid or limit such disclosure.

    All Confidential Information disclosed by one party to the other under this Agreement shall be in writing and bear a legend "Company Proprietary," "Company Confidential" or words of similar import or, if disclosed in any manner other than writing, shall be preceded by an oral statement indicating that the information is Company proprietary or confidential, and shall be followed by transmittal of a reasonably detailed written summary of the information provided to the receiving party with identification as Confidential Information designated as above within thirty (30) days.

"EUROPE, THE MIDDLE EAST, AND AFRICA" means those countries included within Medtronic's currently designated "Europe", "Middle East" and "Africa" sales regions as more fully described on Schedule 1.1 hereto.

"FDA" means the U.S. Food and Drug Administration.

"FDA GOOD MANUFACTURING PRACTICES" means as defined in 21 Code of Federal Regulations Part 820.

"FIELD OF USE" means cardiothoracic surgical procedures.

"INTELLECTUAL PROPERTY" means all patents, trade names, trademarks, service marks, copyrights, and applications or registrations for any of the foregoing, inventions, discoveries, know-how, trade secrets, data, information, technology, processes, formulas, drawings, designs, computer programs, licenses, and all amendments, modifications, and improvements to any of the foregoing.

"MEDTRONIC" means Medtronic, Inc. and its Affiliates.

"MEDTRONIC COMPETITORS" means any person engaged in the manufacture or sale of cardiac surgery products that are marketed to the same class of persons (e.g. cardiac surgeons) to whom Medtronic markets the Systems; provided that
"Medtronic Competitors" shall not include (i)         * * *
                                        * * *
                                        * * *
                                        * * *
                                        * * *
                                        * * *
                                        * * *
                                        * * *
                                        * * *

"NET REVENUES OF SYSTEMS" in North America for a particular period means the aggregate amount Vista invoices non-Affiliated third parties (or invoices Medtronic pursuant to Section 2.3) for the sale, lease, license or other use of Systems during such period, excluding sales, use or excise tax, freight, duty or insurance included therein, discounts, and credits or repayments due to rejection, defects or returns, and excluding a reasonable allowance for bad debts and excluding amounts invoiced for services. In the event Vista combines the Systems with other Vista products in a package in which the individual Systems are not invoiced separately, then Vista's Net Revenues attributable to the Systems component of such combined package shall be established by Vista in good faith; provided, however, that if the Systems component of such combined package is sold, leased, or licensed as an individual product by Vista in the same geographic area, then Vista's Net Revenues attributable to such Systems in the combined package shall be based on the Net Revenues of such Systems when sold, leased, or licensed individually in such geographic area.


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"NORTH AMERICA" means The United States of America and Canada, including all territories and possessions thereof.

"PRIME RATE" means, for any calendar quarter, the prime commercial lending rate quoted by the Wall Street Journal, as in effect on the first day of such quarter.

"SPECIFICATIONS" means the current specifications for the Systems, as may be amended from time to time hereafter by written agreement of the parties hereto.

"SYSTEMS" means Vista's current and future visualization and related information systems, together with all associated accessories and disposables specific to the visualization system in the Field of Use.

"VISTA" means Vista Medical Technologies, Inc. and its Affiliates.

    1.2) OTHER TERMS. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

    1.3) OTHER DEFINITIONAL PROVISIONS.

         (a) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

         (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

         (c) References to an "Exhibit" are, unless otherwise specified, to one of the Exhibits attached to or referenced in this Agreement, and references to an "Article" or a "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

         (d) The term "person" includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

         (e) The term "Dollars" or "$" shall refer to the currency of the United States of America.

         (f) The term "knowledge" means actual knowledge of a fact or the knowledge which such person or its officers or employees could reasonably be expected to have based on reasonable investigation and inquiry.

         (g) All references to time shall refer to Minneapolis, Minnesota time.

                                      ARTICLE 2
                      MEDTRONIC AS SALES AGENT IN NORTH AMERICA

    2.1) APPOINTMENT. Vista hereby appoints Medtronic and Medtronic hereby accepts appointment as Vista's sales agent for sales of the Systems in the Field of Use in North America. Medtronic's duties, to be performed by applicable portions of Medtronic's "cardiac surgery sales force" (i.e. the sales force within Medtronic responsible for selling the products of Medtronic's Cardiac Surgery Business) listed on Schedule 2.1, shall include:

    (i) introducing the Systems and distributing literature and sales materials about the Systems to current and potential customers who may be interested in purchasing the Systems;

    (ii) providing Vista with names of and contacts for potential purchasers of Systems and forwarding other sales leads to Vista;

    (iii) passing along to Vista information or ideas of which Medtronic's cardiac surgery sales force becomes aware in the Field of Use for increasing utilization or new potential applications of the Systems; and

    (iv) acting as an account liaison where Systems are placed to monitor the performance of, and customer satisfaction with, the Systems in the Field of Use, including but not limited to reviewing and suggesting ways to improve utilization of the Systems within such accounts, and communicating this information to Vista on a regular basis.

    2.2) VISTA SALES AND DISTRIBUTION.

    (a) Vista shall retain the exclusive right to distribute Systems outside the Field of Use worldwide. Vista shall retain the exclusive right to distribute Systems within the Field of Use in North America and worldwide except as provided in this Agreement. Vista intends to establish a direct sales force for Systems in North America through a combination of Vista employees and/or independent third-party sales representatives. Vista shall use all commercially reasonable efforts to ensure that any such independent third-party sales representatives of Systems in North America are not Medtronic Competitors. During the term of Medtronic's sales agency pursuant to this Article 2, Vista shall not appoint or permit any persons other than Vista employees or independent third-party sales representatives, to act as distributors or sales agents for the System in the Field of Use in North America. Notwithstanding the foregoing, it is understood and agreed that Vista wishes to establish its visualization platform as the system of choice in minimally invasive cardiac surgery. As such, Medtronic acknowledges and agrees that Vista may make available its visualization systems in North America and worldwide (other than in the Field of Use in Europe, the Middle East and Africa, wherein the making available of such systems by Vista and Vista's support of the clinical and training programs therefor would be subject to prior discussion with and agreement of Medtronic in Medtronic's discretion), for clinical and training programs organized by companies and institutions other than Medtronic, and support such programs as necessary.

    (b) Vista shall cooperate with Medtronic as Medtronic reasonably requests to enable Medtronic to include the System in Medtronic's "strategic alliance" sales program, including making a Vista sales manager available to participate with Medtronic in such meetings with such customers as Medtronic may request; provided that such sales manager (i) shall be an employee of Vista and not have any affiliation with any Medtronic Competitor, and (ii) shall enter into a confidentiality agreement providing that all information received by such Vista sales manager in connection with Medtronic's "strategic alliance" program shall be held strictly confidential.

    2.3) COMPLETION OF SALES. Except as otherwise agreed to by the parties, Vista shall be solely responsible for undertaking and completing the actual sale and invoicing of all Systems in North America and the collection of accounts receivable therefrom; provided that, in those instances where Medtronic reasonably believes it is necessary for Medtronic to invoice sales of Systems to a customer under Medtronic's "strategic alliance" sales program (in order for Medtronic to obtain credit under such program for the sale of such System), Vista and Medtronic shall cooperate to have Vista invoice Medtronic for such Systems and thereby allow Medtronic to invoice the sales of Systems to such "strategic alliance" customer. Vista shall be responsible for obtaining all import licenses and permits as may be required to import the Systems into the United States (if applicable) and Canada in accordance with then prevailing laws and regulations of such country. All such filings and registrations of the Systems shall be in the name of Vista. Medtronic shall cooperate fully with Vista in its efforts to obtain any such approvals.

    2.4) NORTH AMERICA INSTALLATION AND SERVICE; TRAINING.

    (a) Vista shall be solely responsible for installing and servicing all Systems at Vista's expense.

    (b) Vista shall be solely responsible for providing, at Vista's expense, customer and physician in-service training to any purchaser of a System. Vista shall coordinate with Medtronic and allow Medtronic the opportunity to concurrently train those purchasers who are also purchasers of Medtronic's cardiothoracic surgical products on the use of such Medtronic products with the Systems, provided that Medtronic shall bear its proportional share of the cost for any such training. Notwithstanding the foregoing, Medtronic and Vista shall share the cost of training at those designated "centers of excellence", if any, as the parties may mutually agree, with the sites, strategy, scope and cost of such training as may be mutually agreed to by the parties.

    2.5) REGULATORY APPROVALS. Vista shall be solely responsible for obtaining, at Vista's expense and in Vista's name all necessary regulatory and other approvals from the FDA and any other applicable regulatory agencies prerequisite to the commercial sale of the Systems in the Field of Use in North America. Such approval efforts shall include, but not necessarily be limited to, the preparation and filing of any required

Investigational Device Exemption, Pre-Market Approval or Section 510(k) filings and the establishment and oversight of any required clinical investigations and clinical follow-up relating to future commercial sale of the Systems. Vista shall promptly notify Medtronic of receipt of any such approvals, and shall provide Medtronic with such information regarding the status of pending approvals as Medtronic may reasonably request.

    2.6) SALES AND MARKETING.

    (a) Medtronic and Vista shall jointly develop protocols and sales strategies for use by the Medtronic sales agents and Vista sales representatives to co-promote the Systems and Medtronic's minimally invasive cardiac surgery products to potential customers in North America. Vista and Medtronic shall also establish protocols and procedures for coordinating Systems demonstrations to potential customers referred by Medtronic for the Systems and for Medtronic's minimally invasive surgical products in North America.

    (b) Vista and Medtronic shall jointly fund such additional marketing clinical studies for use of Medtronic minimally invasive surgical products in connection with the Systems as the parties mutually agree, the results of which could be used by either or both of Medtronic and Vista in connection with the marketing and sale of the Systems in the Field of Use.

    (c) Vista shall be responsible for designing, developing and producing, at Vista's expense, Systems sales and marketing materials for use in the Field of Use in North America. Vista, at its cost, shall provide Medtronic with reasonable and adequate quantities of such appropriate sales and marketing materials. In addition, Vista and Medtronic shall jointly develop sales and marketing materials that feature and showcase both the Systems and Medtronic's minimally invasive surgical products, with the costs thereof to be paid as mutually agreed by the parties.

    (d) Vista and Medtronic may jointly fund and participate in those North America trade shows as mutually agreed to by the parties. As further mutually agreed to by the parties, employees of Vista and Medtronic, respectively, shall be allowed to interact with customers in the appropriate trade show booth of the other. In addition, Medtronic shall have the right to demonstrate the Systems in its North America trade show booths in connection with the application of its minimally invasive surgical products.

    2.7) MEDTRONIC'S COMMISSION.

    (a) In consideration of Medtronic's performance as sales agents for the Systems in North America, Vista shall pay to Medtronic on a calendar
quarterly basis a commission in an amount equal to       * * *       of
Vista's Net Revenues of Systems in North America. Such payments shall be made within * * * after the end of each calendar quarter, and shall be accompanied by a written statement setting forth the calculation of such amount in such detail as Medtronic may reasonably request. Vista

* * * Confidential Treatment Requested
shall also give Medtronic monthly estimates of the amount of commissions which have accrued for payment to Medtronic.

    (b) Medtronic and Vista shall work together to create, by January 31, 1997, a sales incentive plan which creates the appropriate incentives for Medtronic's cardiac surgery sales force marketing the System in North America.

    (c) Vista shall keep accurate written records sufficient in detail to enable Vista's Net Revenues of Systems in the Field of Use in North America to be determined and verified by Medtronic. Such records for each calendar quarter shall be retained by Vista for a period of not less than five years after the end of such quarter.

    (d) Upon reasonable notice and during regular business hours, Vista shall from time to time (but no more frequently than once annually) make available the records referred to in Section 2.7(b) for audit at Medtronic's expense by independent accounting representatives selected by Medtronic and reasonably acceptable to Vista to verify the accuracy of the statements provided to Medtronic. Such representatives shall execute a suitable confidentiality agreement reasonably acceptable to Vista prior to conducting such audit. Such representatives may disclose to Medtronic only their conclusions regarding the accuracy of Vista's calculation of Vista's Net Revenues of Systems in the Field of Use in North America, and shall not disclose Vista's confidential business information to Medtronic without the prior written consent of Vista.

    2.8) NONCOMPETITION. During the term of Medtronic's sales agency pursuant to this Article 2, Medtronic shall not market or sell in North America direct visualization products which are competitive with the Systems in the Field of Use ("Competitive Products"); provided that, for purposes of clarification, Competitive Products shall not include intra-vascular or intra-cardiac imaging or visualization products or systems.


                                      ARTICLE 3
              MEDTRONIC AS DISTRIBUTOR IN EUROPE, MIDDLE EAST AND AFRICA

    3.1) APPOINTMENT.

    (a) Vista hereby appoints Medtronic, and Medtronic hereby accepts appointment, as Vista's exclusive distributor, with the right to sell and distribute the Systems in the Field of Use in Europe, the Middle East and Africa (as defined above). Vista represents and warrants to Medtronic that all other distributorship agreements or sales representative agreements, written or oral, with any third party permitting the sale of Systems in the Field of Use in Europe, the Middle East and Africa have been terminated at Vista's sole cost and expense.

    (b)  During the term of Medtronic's distribution rights pursuant to this
Article 3, Medtronic shall not market or sell Competitive Products (as defined in Section 2.8) in Europe, the Middle East or Africa.

    (c) Medtronic may appoint subdistributors for the sale or distribution of Systems in the Field of Use in Europe, the Middle East and Africa, and will provide to Vista a list of such subdistributors from time to time. Notwithstanding such appointment of subdistributors, Medtronic shall remain fully responsible for the performance of all of its covenants and obligations hereunder, and any sales by Vista to such Medtronic subdistributors shall be billed by Vista to Medtronic directly.

    (d) Vista shall promptly forward to Medtronic all leads for sales of Systems in the Field of Use in Europe, the Middle East and Africa.

    3.2) REGULATORY APPROVALS.

    (a) Medtronic shall be solely responsible for obtaining, at Medtronic's expense and in Medtronic's name, all necessary regulatory and other approvals from the applicable regulatory agencies prerequisite to the commercial sale of the Systems in the Field of Use in the Middle East and Africa. Such approval efforts shall include, but not necessarily be limited to, the preparation and filing of any required filings and the establishment and oversight of any required clinical investigations and clinical follow-up relating to future commercial sale of the Systems in the Field of Use in the Middle East and Africa.

    (b) In Europe, Vista will be responsible for gaining, at Vista's expense and in Vista's name, the CE Mark under the appropriate Medical Device Directive. Medtronic will be responsible for all dealings with the appropriate Competent Authority such as Notification, Medical Device Vigilance and national labeling issues, provided that Vista will bear final legal responsibility for the content of all its own labeling. Medtronic will also be named as the "Authorized Representative" as defined in the Directives. Medtronic may also distribute Systems in particular countries within Europe under country-specific regulatory approvals prior to Vista's gaining the CE Mark or in particular countries where CE Mark approval is not the requisite form of commercial sale approval, and in such circumstances Vista shall (i) provide Medtronic with such information and cooperation as is necessary to obtain any such country-specific approvals in Europe, (ii) bear the expenses of meeting any applicable product design and manufacturing facility requirements, and (iii) take all steps as are necessary to meet the EMC Directive.

    3.3) PRICING.

    (a)  For the period from the date hereof until December 31, 1997, Medtronic
shall purchase Systems from Vista at a price (the "Transfer Price")     * * *
                                        * * *
        * * *                , reasonably determined in accordance with
generally


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


accepted accounting principles as then currently applied by Vista, as applicable, plus a projected mark-up presently estimated to be *** but in no event less than ***, subject to final determination as hereinafter provided. Such transfer price shall be finally determined by the parties based on market conditions at the time of commercial introduction of the Systems; provided that
in no event shall the price to Medtronic of a standard System exceed U.S.   * *
*. (The components of the current standard System, exclusive of accessories and
disposables, are listed on Schedule 3.3).  No later than   * * *         , and
by         * * *     thereafter, the parties shall amend the Transfer Price for
the following   * * *      period pursuant to a formula to be mutually agreed to
by the parties, taking into account then market conditions.

    (b)  In addition, Medtronic shall be entitled to purchase from Vista a
reasonable number of demonstration Systems at a price equal to Vista's   * * *
       * * *          for a System as determined above.  Such reasonable number
of demonstration Systems (not to exceed *** per year) shall be consistent with the number of Medtronic's "sales specialists" and the number of demonstrations to be conducted by such sales specialists in connection with selling the Systems.

    (c)  Payments made by Medtronic for Systems purchased hereunder shall be
due and payable in full within   * * *    days after the date of invoice by
Vista.

    3.4) INSPECTION AND WARRANTY.

    (a) In the event of any shortage, damage or discrepancy in or to a shipment of Systems or in the event any of the Systems fail to comply with the then current specifications for the Systems, Medtronic shall report the same to Vista and furnish such written evidence or other documentation as Vista reasonably may deem appropriate. If the substantiating evidence delivered by Medtronic demonstrates that such shortage, damage or discrepancy or non-conformity with specifications existed at the time of delivery of the Systems at the F.O.B. point, Medtronic may return the Systems to Vista at Vista' expense, and at Medtronic's request Vista shall use all reasonable efforts to deliver promptly replacement Systems to Medtronic in accordance with the delivery procedures set forth herein.

    (b) Vista represents and warrants to Medtronic that all Systems sold and delivered to any account under this Agreement will have been manufactured, if required by law, in accordance with FDA Good Manufacturing Practices, European Medical Device Directive requirements, ISO 9001 certification or successor requirements, and all other applicable manufacturing requirements, and that continually during the term of this Agreement no Systems delivered by Vista to Medtronic or to any Medtronic Account shall be adulterated or misbranded at the time of delivery within the meaning of the U.S. Food, Drug and Cosmetic Act and regulations thereunder. Vista shall cause Medtronic's regulatory personnel to be provided with reasonable access from time to time to the facilities and records of Vista for the purpose of confirming Vista's compliance with all applicable requirements noted in this Section.



* * * Confidential Treatment Requested


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    (c)  Vista warrants to Medtronic and to Medtronic's customers that Systems sold by Vista will not infringe any currently issued patents, trade secrets, trademarks, or other intellectual property rights of any third party, and that such products shall, when delivered at the F.O.B. point, meet the Specifications and shall be free from defects in materials and workmanship. Medtronic shall invoice Vista for, and Vista shall promptly pay, Medtronic's reasonable labor charges and Medtronic's out-of-pocket materials, handling, shipping, transportation, insurance and other expenses actually incurred in replacing defective Systems which were under warranty.

    (d) THE WARRANTIES SET FORTH ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY VISTA, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, EXCEPT VISTA SHALL ALSO PROVIDE WITH RESPECT TO SYSTEMS SOLD TO MEDTRONIC OR TO MEDTRONIC'S CUSTOMERS SUCH OTHER WARRANTIES AS VISTA CUSTOMARILY PROVIDES TO ITS CUSTOMERS OR END-USERS OF THE SYSTEMS IN THE FIELD OF USE (A COPY OF THE CURRENT VERSION OF SUCH CUSTOMER WARRANTY IS ATTACHED HERETO AS SCHEDULE 3.4). VISTA MAY CHANGE ITS STANDARD CUSTOMER WARRANTY FROM TIME TO TIME.

    3.5) SALES AND SERVICE.

    (a) Medtronic shall be solely responsible for selling, installing and servicing all Systems in the Field of Use in Europe, the Middle East and Africa. The Systems shall be sold under Vista trademarks and trade names subject to Medtronic's right to indicate its status as distributor thereof on sales and marketing materials for the Systems.

    (b) Subject to Section 3.7 below, Medtronic shall be solely responsible for providing customer and physician training to any purchaser of Systems for use in the Field of Use in Europe, the Middle East and Africa.

    (c) Medtronic shall be solely responsible for establishing, subject to Vista's right to be consulted with respect thereto, the marketing, selling and pricing strategies for the Systems in the Field of Use in Europe, the Middle East and Africa.

    3.6) MARKETING.

    (a) Vista shall provide Medtronic from time to time as requested by Medtronic with an adequate supply of Systems sales and marketing materials at
Vista's           * * *             * * *                 for use in Europe, the
Middle East and Africa.  Medtronic shall,    * * *    and subject to the
reasonable approval of Vista, adapt or modify the Vista sales and marketing materials and user manuals as deemed appropriate by Medtronic to reflect the culture or business practices and languages of the particular regions within Europe, the Middle East and Africa and to reflect



* * * Confidential Treatment Requested

Medtronic as the exclusive distributor of the Systems, or as otherwise deemed appropriate by Medtronic.

    (b) Vista and Medtronic may jointly fund and participate in those trade shows within Europe, the Middle East or Africa that are designated as "international", as mutually agreed to by the parties. Medtronic shall participate, at Medtronic's discretion and expense, in those trade shows within Europe, the Middle East or Africa that are designated as "national". As further mutually agreed to by the parties, employees of Vista and Medtronic, respectively, shall be allowed to interact with customers in the appropriate trade show booth of the other. In addition, Medtronic shall have the right to demonstrate the Systems in its trade show booths in connection with the application of its minimally invasive surgical products.

    3.7) TRAINING.  Vista shall,   * * *    , provide initial technical
training of Medtronic's sales specialists and field service supervisors in Europe, the Middle East and Africa in the use, installation and service of the Systems at such reasonable times and places as the parties shall agree.
Medtronic           * * *                  providing ongoing training of
Medtronic's field sales and service representatives in Europe, the Middle East
and Africa; such ongoing training costs         * * *
                                        * * *
                                        * * *

    3.8) ORDERS.

    (a) Medtronic and Vista shall jointly develop order and delivery procedures and guidelines for the Systems. Medtronic's orders shall be given no less favorable treatment by Vista than orders from customers in North America. The parties intend that Medtronic will maintain mutually agreed upon adequate inventories of Systems, and that under most circumstances, Vista will ship Systems directly to locations designated by Medtronic.

    (b) Medtronic shall submit purchase orders for Systems to Vista in writing, whether by mail, telecopier, telegram or otherwise, which shall, at a minimum, set forth the product numbers, quantities, delivery dates, and shipping instructions and shipping addresses for all Systems ordered. All orders shall be subject to acceptance in accordance with the terms of this Agreement by Vista at its office. Each purchase order shall, upon acceptance by Vista, give rise to a contract between Medtronic and Vista for the sale of the Systems ordered and shall be subject to and governed by the terms of this Agreement. The terms and conditions of this Agreement shall so govern and supersede any additional or contrary terms set forth in Medtronic's purchase order or any Vista or Medtronic acceptance, confirmation, invoice or other document unless duty signed by an officer of Medtronic and an officer of Vista and expressly stating and identifying which specific additional or contrary terms shall supersede the terms and conditions of this Agreement. Deliveries will first commence to Medtronic no earlier than *** days from the date Medtronic delivers its initial forecast to Vista.



* * * Confidential Treatment Requested


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    (c)  On or before January 1, 1997, Medtronic shall provide Vista with a twelvemonth international sales plan indicating by month the number of Systems anticipated to be sold by Medtronic or purchased by Medtronic for use as demonstration units (as updated as provided herein, the "Plan"). The Plan shall
be updated by Medtronic on a    * * *    basis (on or before the first day of
each   * * *     ) for a rolling successive    * * *          .  The first ***
months of each Plan shall constitute a firm purchase commitment by Medtronic for delivery of the number of Systems specified therein. The * * * month of each Plan shall constitute a firm purchase commitment only insofar as Medtronic agrees not to reduce the quantity specified. therein by more than ***, but Medtronic otherwise may modify such quantity in the next Plan. The * * *
through   * * *        of each Plan shall be used for purposes of facilitating
Medtronic's marketing plans and meeting the lead times required by certain of Vista's suppliers, but are not legally binding on Medtronic in any manner.

    (d) Vista shall not be required to deliver quantities in excess of *** of forecasted requirements unless Vista has been given at least *** days advance written notice of the quantities to be delivered which exceed the forecasted amounts; provided, however, that Vista shall use all commercially reasonable efforts to supply such excess.

    (e) No purchase order shall be modified or canceled except upon the mutual agreement of the parties. Mutually agreed change orders shall be subject to all provisions of this Agreement, whether or not the change order so states. Notwithstanding the foregoing, any purchase order may be cancelled by Medtronic
as to any Systems which are not delivered within   * * *    days of the delivery
date requested by Medtronic, and any such cancellation shall not limit or affect any contract remedies available to Medtronic with respect thereto. Any such cancellation by Medtronic must be by written notice to Vista given within * * * business days after such *** day.

    (f) All deliveries of Systems shall be F.O.B. Vista's manufacturing facility located at Westborough, Massachusetts. Except as provided in Section
3.4 above, Vista shall have no further responsibility for Systems, and all risk of damage to or loss or delay of Systems shall pass to Medtronic, upon their delivery at the aforesaid F.O.B point. All Systems deliveries shall be made by a common carrier specified by Medtronic or, in the event that no carrier shall have been specified by Medtronic on or before the date fifteen (15) days prior to the requested shipment date, a common carrier reasonably selected by Vista.

    (g) Vista shall inform Medtronic of any material changes in the Specifications for the Systems and, if such changes affect the applicable regulatory approvals of the Systems, Medtronic shall not be obligated to purchase such altered Systems.

    (h) Vista shall be responsible for packaging and any necessary sterilization of Systems purchased under this Agreement in accordance with specifications which are mutually satisfactory to the parties.



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    3.9)  UPGRADES.  Vista shall make software and hardware upgrades available
to Medtronic for the Systems at prices and on terms and conditions      * * *
                                        * * *
   * * *     in the Field of Use in North America.  Except as provided in
Section 3.4 with respect to warranty replacement parts, Vista shall sell replacement parts for the Systems to Medtronic at prices equal to Vista's fully-burdened manufacturing cost thereof plus ***.

    3.10) REPORTS. Medtronic shall provide Vista, on a quarterly basis, with current customer lists for Systems sold by Medtronic and physician users (of which Medtronic is aware) of the Systems in the Field of Use in Europe, the Middle East and Africa. Medtronic also will periodically provide Vista with the customer name and address for each System installation in the Field of Use in Europe, the Middle East and Africa for warranty and regulatory purposes. Medtronic shall report any "adverse events" (as defined by FDA regulations) promptly to Vista.

    3.11) EXPORT/IMPORT APPROVALS.

    (a) Vista shall be responsible for obtaining all export licenses and permits as may be required to export the Systems from the country of manufacture into the particular countries within Europe, the Middle East and Africa.

    (b) Medtronic shall be responsible for obtaining all import licenses and permits as may be required to import the Systems into particular countries within Europe, the Middle East and Africa as selected by Medtronic in accordance with then prevailing laws and regulations of such countries. All such filings and registrations of the Systems shall be in the name of Medtronic, whenever feasible in accordance with prevailing laws and regulations. Vista shall cooperate fully with Medtronic in its efforts to obtain any such approvals.


                                      ARTICLE 4
                   FIRST REFUSAL FOR DISTRIBUTION IN OTHER REGIONS

    4.1) RIGHT OF FIRST REFUSAL.

    (a) In the event that Vista proposes to enter into any distribution or sales representative agreement with any third party regarding the sale or distribution of the Systems in the Field of Use in any region outside of North America, and Europe/the Middle East/Africa (such regions to be described as (i) Japan (ii) Asia Pacific (ex. Japan), (iii) Australia/New Zealand, and (iv) Central/South America), then, prior to entering into any discussions regarding such distribution or sales representative agreement, Vista shall notify Medtronic in writing of such intention to enter into such discussions, including the material terms and provisions upon which Vista would be willing to enter into such a distribution or sales representative agreement for such region ("Vista's Notice").



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    (b)  For a period of *** days after Medtronic's receipt of Vista's Notice
(the "Exclusive Period"), Vista shall negotiate in good faith exclusively with Medtronic regarding such distribution or sales representative agreement for the applicable region specified in Vista's Notice. During the Exclusive Period, Vista will not solicit offers from, negotiate with, or provide information to any third party regarding any distribution or sales representative relationship for Systems in such region.

    (c) If Medtronic and Vista fail to reach mutual agreement upon the terms and provisions of a definitive agreement for such distribution or sales representative relationship, then Vista shall have *** days from the earlier of expiration of the Exclusive Period or termination by Medtronic of negotiations between Vista and Medtronic in which to enter into a definitive agreement for such distribution or sales representative relationship with a third party for the applicable region specified in Vista's Notice; provided that Vista may not enter into such definitive agreements unless the terms and provisions thereof are, in the aggregate, more favorable to Vista than the terms and provisions proposed by Medtronic during the Exclusive Period. If Vista fails to enter into such definitive agreement for the applicable region within such * * * period, then Medtronic's rights under this Section shall be reinstated and Vista may not enter into any distribution or sales representative relationship for the sale of Systems in such region without first giving Medtronic a new Vista's Notice and complying with the terms of this Section.


                                      ARTICLE 5
                                 PRODUCT DEVELOPMENT

    5.1) CUSTOMIZED SYSTEMS. Medtronic may refer new product ideas or product customization requests for the Systems in the Field of Use to designated Vista marketing representatives. Vista shall consider development of Medtronic's custom product requests in a reasonable and timely manner consistent with the way in which Vista undertakes custom product requests for its customers in North America.

    5.2) NEW PRODUCTS. Vista and Medtronic shall each have the right to offer to the other party the opportunity to co-develop products or technologies with potential application in the Field of Use which the offering party owns or has the right to use, subject to such mutually acceptable terms and conditions as the parties may agree. The cost of such co-development efforts shall be shared as may be mutually agreed to by the parties.

                                      ARTICLE 6
                                 TERM AND TERMINATION

    6.1) INITIAL TERM. The initial term (the "Initial Term") for Medtronic's rights and obligations as (i) the sales agent for Systems in North America shall commence on the date hereof and continue until December 31, 1999, and (ii) the exclusive distributor for Systems in Europe, the Middle East and Africa, shall commence on the date hereof


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and continue until the third anniversary of the initial commercial release of
Systems in Europe.

    6.2) RENEWAL TERM: PERFORMANCE OBJECTIVES.

    (a) The Initial Term shall be automatically renewed for an additional two-year period (the "Renewal Term"), unless such Initial Term has been terminated by Vista due to Medtronic's failure to achieve certain reasonable and mutually agreeable performance objectives to be established by the parties (the "Performance Objectives"). There shall be one set of Performance Objectives with respect to Medtronic's rights and obligations as the sales agent for Systems in North America on an aggregate basis, and one set of Performance Objectives with respect to Medtronic's rights and obligations as the exclusive distributor for Systems in Europe, the Middle East and Africa on an aggregate basis.

    (b) Vista and Medtronic shall negotiate in good-faith to establish on or before December 31, 1997 the Performance Objectives for the Initial Term. The Performance Objectives shall take into account such factors as the size of the market, price of the Systems, potential applications of the Systems, selling cycle, Vista's manufacturing capacity, size of the relative sales forces, and other relevant factors. The Performance Objectives for Europe, the Middle East and Africa shall include aggregate sales volume targets and regulatory approval requirements.

    (c) The parties shall, within *** days preceding the commencement of the Renewal Term, establish mutually acceptable Performance Objectives for such Renewal Term.

    6.3) TERMINATION FOR FAILURE TO MEET PERFORMANCE OBJECTIVES OR ABANDONMENT OF AREA.

    (a) Subject to Article 8 hereof, if Medtronic fails to meet the Performance Objectives for North America, Vista shall have the right to terminate Medtronic's rights and obligations as sales agent for North America. Subject to Article 8 hereof, if Medtronic fails to meet the Performance Objectives for Europe, the Middle East, and Africa, Vista shall have the right to terminate Medtronic's rights and obligations as distributor for Europe, the Middle East and Africa. Vista shall give Medtronic written notice of any such
intent to terminate, and Medtronic shall have    * * *       in which to cure
such failure to meet the Performance Objectives.  Vista's rights under this
Section 6.3(a) shall be Vista's sole and exclusive remedy for Medtronic's failure to meet the Performance Objectives.

    (b) In addition to Vista's rights under subsection (a) above and whether or not Medtronic has met the aggregate Performance Objectives for Europe, the Middle East and Africa, if at any time after commercial release of the Systems Medtronic is making no efforts (and has no plans to make such efforts) to sell, distribute, or promote the Systems in Europe, the Middle East, or Africa, then Vista shall have the right to

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terminate Medtronic's rights and obligations as distributor with respect to such geographic area in which no efforts are being made or are planned (i.e. either Europe, the Middle East or Africa, as applicable). Vista shall give Medtronic written notice of any such intent to terminate, and Medtronic shall
have    * * *    in which to commence such sales efforts (or provide a plan to commence such sales efforts) in such geographic area. Except as provided in Subsection 6.3(a), Vista's rights under this Subsection 6.3(b) shall be Vista's sole and exclusive remedy for any failure by Medtronic to sell, distribute or promote the Systems.

    (c) Upon any such termination pursuant to Subsections 6.3(a) or 6.3(b) above, Vista will repurchase from Medtronic, at Medtronic's cost, Medtronic's entire inventory of Systems (excluding demonstration Systems) and related accessories that do not contain Medtronic's name or trademarks as of the termination date relating to the geographic area to which such termination relates.

    (d) If (i) Vista has elected to utilize a "procedure-based pricing strategy" in North America (which strategy would involve the payment of Medtronic's commission over the collective term of all individual System agreements), and (ii) Vista terminates Medtronic's rights and obligations as its North American sales agent for failure to meet the Performance Objectives pursuant to subsection (a) above, Vista shall continue to pay
Medtronic on a   * * *   basis       * * *
   * * *    which would have become due and payable but for such termination on each such North America "procedure-based pricing" customer agreement in effect
on the termination date for the                         * * *
or (ii)    * * *       .  This formula is intended to recognize that such
customer agreements were entered into during the period that Medtronic was Vista's sales agent, and that Medtronic's revenue-based commissions were to be paid over the term of each such agreement.

    6.4) TERMINATION FOR CHANGE OF CONTROL.

    (a) Vista shall be entitled to terminate Medtronic's rights and obligations as sales agent for North America if Vista has afforded to Medtronic its "First Offer Purchase Rights" pursuant to Section 2.1 of the Supplemental Rights Agreement with respect to a "Proposed Transaction" (as such terms are defined in the Supplemental Rights Agreement) and such "Proposed Transaction" has resulted in a Change of Control of Vista. On or before such Change of Control, Vista shall give Medtronic written notice of any such intent to terminate, which termination shall be effective six months after the effective date of the Change of Control.

    (b) Upon any such termination pursuant to Subsection 6.4(a) above, Vista will repurchase from Medtronic, at Medtronic's cost, Medtronic's entire inventory of Systems (including demonstration Systems) and related materials that do not contain Medtronic's name or trademarks as of the termination date relating to the geographic area to which such termination relates.



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    (c)  Upon any such termination pursuant to Subsection 6.4(a) above, if
Vista has elected to utilize a "procedure-based pricing strategy" in North
America, Vista shall continue to pay Medtronic for       * * *
 * * *     which would have become due and payable but for such termination on all such North America "procedure-based pricing" customer agreements in effect on the termination date.

    (d) In no event, however, shall Vista have the right to terminate Medtronic's rights as the exclusive distributor for the Systems in Europe, the Middle East and Africa, or any other region, by reason of any "Change of Control" of Vista.

    6.5) MEDTRONIC'S TERMINATION FOR VISTA BREACH.

    (a) Subject to Article 8 hereof, if Vista breaches any of its material obligations under this Agreement with respect to Article 2 and/or Article 3 of this Agreement, then Medtronic shall be entitled to terminate Medtronic's rights and obligations under Article 2 and/or, at Medtronic's election, Article 3 of this Agreement. Medtronic shall give Vista written notice of any such intent to terminate, specifying whether such termination will apply to Medtronic's rights and obligations under Article 2 or Article 3, or both, and Vista shall have
* * *      in which to cure such material breach.

    (b) Upon any such termination pursuant to Subsection 6.5(a) above, Vista will repurchase from Medtronic, at Medtronic's cost, Medtronic's entire inventory of Systems (including demonstration Systems) and related materials that do not contain Medtronic's name or trademarks as of the termination date relating to Medtronic's rights and obligations under Article 2 and/or Article 3 of this Agreement, as applicable.

    (c) Upon any such termination pursuant to Subsection 6.5(a) above with respect to Medtronic's rights and obligations under Article 2, if Vista has elected to utilize a "procedure-based pricing strategy" in North America, Vista
shall continue to pay Medtronic for      * * *                    which
would have become due and payable but for such termination on all such North America "procedure-based pricing" customer agreements in effect on the termination date.

    6.6) VISTA'S TERMINATION FOR MEDTRONIC BREACH.

    (a)  Subject to Article 8 hereof and except as otherwise provided in
Section 6.3, if Medtronic breaches any of its material obligations under this Agreement with respect to Article 2 and/or Article 3 of this Agreement, then Vista shall be entitled to terminate Medtronic's rights and obligations under
Article 2 and/or, at Vista's election, Article 3 of this Agreement. Vista shall give Medtronic written notice of any such intent to terminate, specifying whether such termination will apply to Medtronic's rights and obligations under
Article 2 or Article 3, or both, and Medtronic shall have    * * *
in which to cure such material breach.



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    (b)  Upon any such termination pursuant to Subsection 6.6(a) above, Vista
will repurchase from Medtronic,                          * * *
         * * *             and related materials that do not contain Medtronic's
name or trademarks as of the termination date relating to Medtronic's rights and obligations under Article 2 and/or Article 3 of this Agreement, as applicable.

    (c) Upon any such termination pursuant to Subsection 6.6(a) above with respect to Medtronic's rights and obligations under Article 2, if Vista has elected to utilize a "procedure-based pricing strategy" in North America, Vista
shall continue to pay Medtronic for           * * *               which
would have become due and payable but for such termination on all such North America "procedure-based pricing" customer agreements in effect on the termination date.

    6.7) RIGHTS AND OBLIGATIONS ON TERMINATION. In the event of termination of all or a portion of this Agreement for any reason, the parties shall have the following rights and obligations:

    (a) Termination of all or a portion of this Agreement shall not release either party from the obligation to make payment of all amounts previously due and payable;

    (b) In the event of the termination of Medtronic's distribution rights with respect to all of Europe, the Middle East and Africa in accordance with Section 6.3(a), Section 6.5 or Section 6.6, or with respect to Europe, the Middle East or Africa in accordance with Section 6.3(b), (i) Vista shall have the right, at its option, to cancel any or all purchase orders for Systems which provide for delivery to such geographic area after the
    effective date of termination, (ii) Medtronic shall assign,     * * *    ,
    all regulatory approvals and files regarding sales of Systems in such geographic area to Vista, and (iii) Medtronic and Vista shall cooperate to assure continued service and support to customers in such geographic area who purchased Systems from Medtronic. Vista hereby acknowledges Medtronic's right to continue to sell Systems purchased from Vista to any person or entity until such time as Medtronic's entire inventory of Systems is sold; and

    (c) Without limitation of Section 10.6 hereof, the parties' payment and audit obligations pursuant to Articles 2 and 3 hereof, and the parties obligations pursuant to Articles 7, 9 and 10 hereof, shall survive termination of this Agreement.



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                                      ARTICLE 7
                                   INDEMNIFICATION

    7.1) VISTA'S LIABILITY. Vista shall indemnify, defend and hold harmless Medtronic and each of its subsidiaries, officers, directors, employees, shareholders and distributors from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) ("Indemnifiable Losses"), resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of (i) any breach of representation, warranty, covenant or agreement on the part of Vista under this Agreement, (ii) total or partial Systems recalls, or (iii) alleged defects in materials, workmanship, product performance, or design of the Systems, but in any event excluding matters for which Medtronic is responsible under Section 7.2 below. Vista shall maintain product liability insurance or self-insurance in such amounts as is advisable pursuant to ordinary good business practice for a similar company in a similar type of business, and shall provide Medtronic with evidence of this coverage.

    7.2) MEDTRONIC'S LIABILITY. Medtronic shall indemnify, defend and hold harmless Vista and each of its subsidiaries, officers, directors, employees, shareholders and suppliers from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) ("Indemnifiable Losses"), resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of (i) any breach of representation, warranty, covenant, or agreement on the part of Medtronic under this Agreement, (ii) product claims whether written or oral, made or alleged to be made, by Medtronic in its advertising, publicity, promotion, or sale of any Systems where such product claims were not provided by or approved by Vista, or (iii) negligent handling by Medtronic of the Systems, but in any event excluding matters for which Vista is responsible under Section 7.1 above.

    7.3) THIRD PARTY CLAIMS. If a claim by a third party is made against any indemnified party, and if the indemnified party intends to seek indemnity with respect thereto under this Article 7, such indemnified party shall promptly notify the indemnifying party of such claim; provided, however, that failure to give timely notice shall not affect the rights of the indemnified party so long as the failure to give timely notice does not materially adversely affect the indemnifying party's ability to defend such claim against a third party. The indemnifying party shall be entitled to settle or assume the defense of such claim, including the employment of counsel reasonably satisfactory to the indemnified party, as provided below. If the indemnifying party elects to settle or defend such claim, it shall notify the indemnified party within thirty
(30) days (but in no


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event less than twenty (20) days before any pleading, filing or response on behalf of the indemnified party is due) of its intent to do so. If the indemnifying party elects not to settle or defend such claim or fails to notify the indemnified party of its election within thirty (30) days (or such shorter period provided above) after receipt of the indemnified party's notice of a claim of indemnity hereunder, the indemnified party shall have the right to contest, settle or compromise the claim without prejudice to any rights to indemnification hereunder. Regardless of which party is controlling the settlement or defense of any claim, (i) both the indemnified party and indemnifying party shall act in good faith, (ii) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified party or of its subsidiaries, (iii) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that all fees, costs and expenses of such counsel in an action controlled by the indemnifying party shall be borne by the indemnified party, unless the indemnifying party and indemnified party have different available defenses to such third party claim, in which case such fees, costs and expenses shall be borne by the indemnifying party, (iv) no entry of judgment or settlement of a claim may be agreed to without the written consent of both the indemnified party and the indemnifying party, which consents shall not be unreasonably withheld, and (v) the indemnifying party shall agree promptly to reimburse the indemnified party for the full amount of such claim pursuant to this Article 7. So long as the indemnifying party is reasonably contesting any such claim in good faith as permitted herein, the indemnified party shall not pay or settle any such claim; provided that the indemnified party may settle any such claim so long as the indemnifying party is not adversely affected thereby. The controlling party shall deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the settlement or defense of any such claim, and timely notices of, and the right to participate pursuant to
(iii) above in any hearing or other court proceeding relating to such claim.

    7.4) COOPERATION AS TO INDEMNIFIED LIABILITY. Each party hereto shall cooperate fully with the other parties with respect to access to books, records, or other documentation within such party's control, if deemed reasonably necessary or appropriate by any party in the defense of any claim which may give rise to indemnification hereunder.


                                      ARTICLE 8
                                    FORCE MAJEURE

    8.1) FORCE MAJEURE. "Force Majeure" shall mean any event or condition, not existing as of the date of signature of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of either party, which prevents in whole or in material part the performance by one of the parties of its obligations hereunder, such as act of God, act of government, war or related actions, civil insurrection, riot, sabotage, strike, epidemic, fire, flood, windstorm, and similar events.


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    8.2) NOTICE.  Upon giving notice to the other party, a party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure.

    8.3) SUSPENSION OF PERFORMANCE. During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.


                                      ARTICLE 9
                                INTELLECTUAL PROPERTY

    9.1) TRADEMARK LICENSE.  Medtronic shall have a     * * *    license to use
all trademarks, trade names and logotypes of Vista relating to the Systems solely in connection with the sale or other distribution, promotion, advertising and/or maintenance of the Systems in the Field of Use. Medtronic shall acquire no right, title or interest in such Vista trademarks, trade names and logotypes, other than as provided for above, and Medtronic shall not use any Vista trademarks, trade names and logotypes as part of Medtronic's corporate or trade name or permit any third party under Medtronic's control to do so without the prior written consent of Vista. All rights under this Section 9.1 shall terminate upon termination of this Agreement under Article 6, subject to Section 6.5(b).

    9.2) OWNERSHIP.  Vista represents and warrants to Medtronic the following:
Vista is the exclusive owner or licensee of all right, title and interest in and to all Intellectual Property used in the research, design, development, manufacture or sale of the Systems (the "Vista Intellectual Property") free and clear of any liens, charges, security interests, mortgages, pledges, restrictions, adverse claims or any other encumbrances of any kind. Neither Vista, its business, any of the Systems, nor the execution and performance of this Agreement and the transactions contemplated herein, infringes, misuses, misappropriates or conflicts with the rights, including patent and other intellectual property rights or contract rights, of others. To the knowledge of Vista, the Vista Intellectual Property is valid and has not been challenged in any judicial or administrative proceeding. To the knowledge of Vista, Vista has not failed to take any necessary steps or appropriate actions to record its interests, or to protect its rights, in the Vista Intellectual Property. To the knowledge of Vista, no person or entity nor such person's or entity's business or products has infringed, misused, misappropriated or conflicted with the Vista Intellectual Property or currently is infringing, misusing, misappropriating or conflicting with the Vista Intellectual Property.



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    9.3)  PROTECTION OF VISTA'S INTELLECTUAL PROPERTY AND IMPROVEMENTS.  During
the term of this Agreement, Vista shall promptly inform Medtronic of any invention, improvement, upgrading or modification relating to the Systems or Vista's Intellectual Property relating to the Systems.


                                      ARTICLE 10
                                    MISCELLANEOUS

    10.1) NON-DISCLOSURE. Except as permitted or required for performance by the party receiving such Confidential Information of its rights or duties hereunder, each party agrees (i) not to disclose or use any Confidential Information of the other party obtained in connection with the performance of this Agreement, and (ii) not to disclose or provide any of such Confidential Information of the other party to any third party and to take appropriate measures to prevent any such disclosure by its present and future employees, officers, agents, subsidiaries, or consultants.

    10.2) RELATIONSHIP. This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.

    10.3) ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or assigns of the parties hereto; provided, that (i) the rights and obligations of Vista herein may not be assigned except to any person who succeeds to substantially all of the assets and business of Vista to which this Agreement relates, and (ii) the rights and obligations of Medtronic herein may not be assigned except to any person who succeeds to substantially all of that portion of Medtronic's business to which this Agreement relates.

    10.4) COMPLETE AGREEMENT. This Agreement, the Investment Agreement, the Investors' Rights Agreement, the Supplemental Rights Agreement, and the Exhibits hereto and thereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements whether written or oral relating hereto.

    10.5) GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws.

    10.6) SURVIVAL. All of the representations, warranties, and covenants made in this Agreement, and all terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, shall survive such termination and continue thereafter in full force and effect.

    10.7)     WAIVER, DISCHARGE, AMENDMENT, ETC.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. Any amendment to this Agreement shall be in writing and signed by the parties hereto.

    10.8)     COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument.

    10.9)     TITLES AND HEADINGS; CONSTRUCTION.  The titles and headings to
Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

    10.10)    BENEFIT.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    10.11) NOTICES. All notices or other communications to a party required or permitted hereunder shall be deemed given if in writing and delivered personally or sent by telecopy (with confirmation of transmission) or certified mail (return receipt requested) to such party at the following addresses (or at such other addresses as shall be specified by like notice):

if to Medtronic, to:

    Medtronic, Inc.
    Corporate Center
    7000 Central Avenue N.E.
    Minneapolis, MN 55432
    Attention: General Counsel
    FAX (612) 572-5459
with a copy to:

    Medtronic, Inc.
    Corporate Center
    7000 Central Avenue N.E.
    Minneapolis, MN 55432
    Attention:   Vice President Corporate Development and Associate General
    Counsel
    FAX (612) 572-5404

and if to Vista, to:

    Vista Medical Technologies, Inc.
    5451 Avenida Encinas, Suite A
    Carlsbad, CA 92008
    Attention: John Lyon
    FAX (619) 603-9170

with a copy to:

    Brobeck Phleger & Harrison LLP
    550 West C Street, Suite 1300
    San Diego, CA 92101
    Attention: Craig Andrews
    FAX (619) 234-3848

Medtronic or Vista may change their respective above-specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail).

    10.12)    ILLEGALITY.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

    10.13)    PUBLIC ANNOUNCEMENT.  Each of the parties to this Agreement hereby agrees with the other parties hereto that, except as may be required to comply with the requirements of applicable law or any exchange upon which such party's capital stock is listed or traded, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by Medtronic and Vista. The foregoing shall not restrict either party's communications with employees, customers or private investors.

    10.14)    EXECUTION OF FURTHER DOCUMENTS.  Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably require to fully secure and/or evidence the rights or interests herein.

    IN WITNESS WHEREOF, each of the parties has caused this Sales Agreement to be executed in the manner appropriate to each, as of the date first above written.


                                       VISTA MEDICAL TECHNOLOGIES, INC.



                                       By: /s/ JOHN LYON
                                           ------------------------------
                                       Its:PRESIDENT
                                            -----------------------------

                                       MEDTRONIC, INC.



                                       By: /s/ MICHAEL D. ELLWEIN
                                           ------------------------------
                                       Its:PRESIDENT
                                            -----------------------------



ATTACHMENTS:
    Schedule 1.1  -  "Europe, the Middle East, and Africa"
    Schedule 2.1  -  Medtronic's "cardiac surgery sales force"
    Schedule 3.3  -  System Components
    Schedule 3.4  -  Vista's current System product warranty

                                     Schedule 1.1

                         "EUROPE, THE MIDDLE EAST AND AFRICA"



1. EUROPE. Europe shall include all of continental Europe, and further include the United Kingdom, Ireland and the Scandinavian countries and Eastern Europe, including the Czech Republic, Serbia, Russia and Central Independent States of the former USSR.

2. MIDDLE EAST. The Middle East shall include all of the Middle East north and east of the Red Sea, from Turkey in the north and west, to Iran in the east and Yemen in the south, excluding Afghanistan and Pakistan.

3. AFRICA. Africa shall include the entire continent of Africa and all islands appurtenant thereto.

                                     Schedule 2.1

                      MEDTRONIC'S "CARDIAC SURGERY SALES FORCE"


Medtronic's "cardiac surgery sales force" shall mean:          * * *

                                        * * *
                                        * * *                      as Medtronic,
with Vista's consent (not to be unreasonably withheld), deems appropriate to promote the System.


* * * Confidential Treatment Requested

                                     SCHEDULE 3.3


CardioView advanced visualization and information management system:

    Cardio 3DScope - A complete set of stereo cameras and endoscopes (either Miniature or Traditional).
         -A miniature camera 1.3" in length capable of attaching to retractor systems or delivered within the surgical field by attachment to malleable or rigid guide; or
         -Traditional 4.7 mm rotable Thoracoscope.

    CardioCamera - 1.3" in length miniature one chip mono camera to be placed within the body.

    CardioView - head mounted display system.
         -Lightweight, ergonomic display with LCD chips providing real time 3D video.
         -Image resolution equivalent to conventional TV monitor.
         -Can be worn with surgical loops.
         -Providing voice activated command for the delivery of patient information.
         -First generation to include TEE (Trans Esophageal Echo), "picture in picture".
         -Consisting of up to four head mounted displays operating off one central control unit. Standard system includes two HMDs.

    CardioConsole - Elegant, user friendly system to rack mount a customized information management system for Cardiothoracic surgery. CardioConsole will contain:

         CardioController - High resolution stereo image processor.
              -Will operate either the mono or stereo cameras.
              -Capable of running all cameras in cardiac surgery.
              -Can "slave" to other medical monitors in O.R.

         CardioRecorder - 3 dimensional CD ROM image recorder.

         CardioLight, Advanced single fiber light delivery technology.
              -Cogent Light xenon light source

         Standard 13" medical monitor.
              -For setup, calibration, and trouble shooting

                                     Schedule 3.4

                               LIMITED EXPRESS WARRANTY


    THE LIMITED EXPRESS WARRANTY AS SET FORTH HEREIN IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED, REMEDIES, OBLIGATIONS, AND LIABILITIES, MERCHANTABILITY AND FITNESS FOR USE AND OF CONSEQUENTIAL DAMAGES. THE PRODUCTS ARE BEING SOLD ONLY FOR THE PURPOSES DESCRIBED HEREIN AND SUCH LIMITED EXPRESS WARRANTY RUNS ONLY TO THE CUSTOMER. IN NO EVENT SHALL VISTA BE LIABLE FOR ANY BREACH OF WARRANTY IN ANY AMOUNT EXCEEDING THE PURCHASE PRICE OF THE PRODUCT.

    Should the medical equipment described below become inoperable within one period of usage specified for the applicable equipment due to a defect in material or workmanship, Vista will at its sole option, either repair or replace the applicable equipment at no charge.

    -    CAMERAS HMD'S:  1 year from date of sale.

    -    ACCESSORIES, SCOPES, COUPLERS:  90 days from date of sale.

    - LIGHT SOURCES: 1 year from date of sale. Light source bulbs are not covered under this warranty. Bulbs are warranted to be defect free only at the time of delivery.

    -    MONITORS / VCRS:  90 days from date of sale.

    -    VIDEO CARTS:  Defect free only at time of delivery.

    -    ALL OTHER PRODUCTS:  Defect free only at time of delivery.

    -    REPAIR WARRANTIES:  90 days after date of repair.

    A sterilized device, subject to this Limited Express Warranty, is supplied to the customer in a sterile package. If during the first 90 days from the date of receipt of the sterile package or if at time of use, the device is found to be unstable due to a defect in material or workmanship, Vista will, at its option refund the purchase price of the device or replace the device at no charge. This Limited Express Warranty does not extend to sterile packaging where the sterile integrity of the package is compromised. A sterile package which is compromised should be rejected by the original purchaser at the time of delivery.

    Should a surgical instrument become damaged when used for any purpose other than originally intended by the manufacturer or through accidental damage, negligence, or normal wear and tear prevailing repair charges will be applicable for refurbishing or replacement parts that are required.

    Vista reserves the right to make design changes on its products without liability to incorporate said change in Vista products previously designed or sold.

    Work performed on Vista products by anyone other than Vista will void any and all warranties.

    Upon receipt of the product, it should be carefully inspected, and if any defect is discovered, notification must be given immediately to the manufacturer.

Trademark Notice:
CardioCamera-TM-, CardioScope-TM-, CardioView-TM-, CardioLight-TM- and Vista CardioThoracic-TM- are trademarks of Vista Medical Technologies.

Copyright 1966 Vista Medical Technologies.  All rights reserved.